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Michael Watts
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For Immediate Release

Gen-Probe Signs New Licensing and Other Agreements with bioMérieux

— Gen-Probe May Receive License Fees of up to $7.75 Million Through 2006
in Exchange for Access to its Nucleic Acid Testing Technologies —

— Gen-Probe Gains Access to Genetic Testing Market by Acquiring License to
bioMérieux’s Markers for Blood Clotting Disorders —

SAN DIEGO, CA, October 6, 2004 — Gen-Probe (Nasdaq: GPRO) has signed non-exclusive licensing agreements with bioMérieux and its affiliates that provide bioMérieux options to access Gen-Probe’s ribosomal RNA technologies for certain uses, and that give Gen-Probe access to bioMérieux’s intellectual property for detecting genetic mutations that predispose people to blood clotting disorders.

“These agreements with bioMérieux enable us to drive near-term value from our broad portfolio of patented technologies and gain access to the exciting growth market of genetic testing,” said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe.

Under the terms of the agreements, bioMérieux has paid Gen-Probe $0.25 million for a limited non-exclusive research license and options to develop diagnostic products for certain disease targets using the Company’s patented ribosomal RNA technologies. These options may be exercised for an aggregate $4.5 million in January of 2005. BioMérieux may also acquire rights to develop products for other targets by paying up to an additional $3 million by the end of 2006. The amount of revenue that Gen-Probe records in 2005 and 2006 will depend on the number of targets, if any, selected by bioMérieux. Under the licenses, Gen-Probe also will receive royalties on the sale of any products developed using Gen-Probe’s intellectual property.

Gen-Probe will pay bioMérieux $1 million for a non-exclusive, worldwide license to use bioMérieux’s intellectual property to develop tests that detect mutations in the genes that code for factor V and prothrombin, proteins that control the blood clotting process. Detecting these mutations, which predispose people to blood clotting disorders, is important for patients with a personal or family history of blood clots, for people having surgery, for pregnant women, and for women taking oral contraceptives. Approximately 500,000 tests a year are done for these mutations in the United States, but the market is expected to grow more than 10% a year in the future. The Company will pay bioMérieux royalties on the sale of any products developed using bioMérieux’s intellectual property.

BioMérieux also has terminated its license agreements with Gen-Probe relating to the development of assays for bioMérieux’s VIDAS instrument. Based on this termination, Gen-Probe expects to record the remaining $0.5 million of 2004 minimum royalties in the third quarter of 2004. In addition,

bioMérieux will pay Gen-Probe approximately $0.6 million to conclude certain outstanding obligations under the license. Gen-Probe also expects to record this payment as revenue in the third quarter.

Gen-Probe and bioMérieux also have agreed that Gen-Probe may negotiate rights to develop certain transcription mediated amplification (TMA) assays to run on bioMérieux’s Easy Q platform. These TMA-based assays, which would complement bioMérieux’s existing product line on the Easy Q platform, would be developed and manufactured by Gen-Probe and distributed by bioMérieux in selected territories.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products for diagnosing human diseases and screening donated human blood. Using its patented NAT technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs nearly 900 people. For more information, go to www.gen-probe.com.

About bioMérieux

bioMérieux is a leading international diagnostics group that specialises in the field of in vitro diagnostics for clinical and industrial applications.

Caution Regarding Forward-Looking Statements

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning the receipt of license fees and royalties, future development, the potential of the genetic testing market, and accounting treatment are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that bioMérieux may not exercise any of its options, (ii) the risk that bioMérieux may not successfully develop products using our technology, (iii) the risk that the markets for any products developed by bioMérieux or Gen-Probe will not grow as expected, and (iv) the risk that we may not be able to maintain our current corporate collaborations, including our collaborations with bioMérieux, or enter into new ones. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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